Exhibit 10.1

2009 Annual Incentive Plan

Highlights Brochure

February 2009

Table of Contents

THE 2009 AMERICAN WATER ANNUAL INCENTIVE PLAN	1

Your Performance — Your Award	1

Eligibility	2

Why Change?	3

DETERMINING AIP AWARDS	4

Step 1: Establish initial award pool based on overall corporate performance	4

Step 2: Allocate overall corporate funding to organizational groups/ functional areas, and adjust specific organizational group/functional area funding to reflect results	6

Step 3: Determine individual AIP award based on (a) individual performance, and (b) available organizational group/functional area funding; awards are paid from applicable organizational group/functional area award pool	7

WHAT THE 2009 AIP MEANS FOR YOU	8

Performance Ratings	8

Award Payout Examples	9

Receiving Your AIP Award	11

FREQUENTLY ASKED QUESTIONS	12

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THE 2009 AMERICAN WATER ANNUAL INCENTIVE PLAN

Your Performance — Your Award

At American Water, your performance counts. We rely on our employees’ knowledge and skills to help the Company achieve its business objectives.

The American Water 2009 Annual Incentive Plan (AIP) is designed to give eligible exempt employees an annual opportunity to earn a cash award that recognizes and rewards their contributions to the Company’s success. We have made significant changes to the AIP design to reinforce the link between Company and individual performance and award payouts. This means that Company and individual performance are both taken into account to determine cash awards under the plan. Starting with the 2009 AIP:

•

We are adopting a new approach to AIP funding that directly ties the amount of available cash for AIP payouts to Company performance against specific metrics. Additionally, AIP funding for all eligible, exempt employees — regardless of role — will depend on the Company achieving its financial and non-financial goals.

•

Your individual performance will play a greater role in determining the amount of your payout. Employees who exceed their performance targets could receive significantly higher payouts. Conversely, employees who under-perform and do not meet their performance targets could receive lower payouts or no payout at all. In short, your performance directly impacts the amount of your award.

The 2009 AIP is designed to challenge and motivate you to perform at your highest level, and promote the creation of shareholder value. Read this brochure to learn about how the 2009 plan works and what it means for you and your AIP award going forward.

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The 2009 AIP

What’s Changing	What’s Staying the Same

•     Awards are more closely aligned with the Company’s ability to fund the award and with individual performance.

•     AIP award pool funding is based on overall corporate performance against specific financial and non-financial goals (represented by the Corporate Multiplier), then allocated across organizational groups/functional areas—at senior management’s discretion—depending on organizational group/functional area results.

•     AIP funding for all employees—regardless of your role or position in the Company—depends on the Company achieving its financial as well as non-financial goals.

•     Financial metrics updated to reflect IPO (e.g. “Diluted Earnings per Share”).

•     Individual award payouts will be based on individual performance against specific goals (represented by the Individual Performance Factor) and paid from available organizational group/functional area funding.

•     For 2009, the Individual Performance Factor range has been changed from 0%-120% to 0%-200%. Individual payouts will be capped at 200% of AIP target award.

•     Award opportunity (Target Award) is still expressed as a percentage of base salary.

•     Actual payout may be lower or higher than target depending on Company and individual performance against specific goals.

•     Individual performance is assessed by your manager and measured against your pre-determined performance goals.

•     Your AIP will be distributed as a cash award in March.

•     You must be actively employed with American Water on the date awards are made to receive your 2009 AIP payout.

•     If you are disabled, retire, experience a layoff or die, you or your beneficiary may be eligible to receive an award prorated to reflect your service during the plan year.

Eligibility

You are eligible for an AIP award opportunity if you are a full-time exempt employee of American Water. Eligible exempt employees who join American Water on or before September 30, 2009 are also eligible to participate in the AIP on a prorated basis.

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Why Change?

Since the value (as reflected in our share price and our return to shareholders) and success of our business depend on the achievement of annual Company and individual performance goals, American Water recognizes the need to differentiate and reward the performance of employees who enable us to reach these goals. The 2009 AIP is designed to ensure that award payouts are directly tied to measurable contributions — both Company and individual — to American Water’s success.

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DETERMINING AIP AWARDS

AIP award payouts depend on individual performance; they also depend on overall corporate performance and organizational group/functional area results (which determine award pool funding).

AIP awards will be determined according to the following three-step process:

Step 1:	Establish initial award pool based on overall corporate performance

Step 2:	Allocate overall corporate funding to organizational groups/functional areas, and adjust specific organizational group/functional area funding to reflect results

Step 3:	Determine AIP award based on individual performance; awards are paid from available organizational group/functional area funding

Step 1: Establish initial award pool based on overall corporate performance

Each year, American Water establishes funding for the AIP award pool. Starting in 2009, the funding will be directly tied to Company performance and represented by the Corporate Multiplier. The Corporate Multiplier can range from 0% to 150% depending on how well the Company performed against the financial and non-financial goals described below. Note that a predetermined threshold for Company performance (i.e., a Diluted Earnings Per Share (EPS) must be at least 90.9% of target) must be met in order for funding and any award to be provided under the AIP.

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•	Financial Metrics (Weighted 70%) (See Attachment A)

•	Diluted Earnings Per Share (35%) is a widely tracked measure of financial performance/profitability, and is calculated as follows:

Net Income to Common Stockholders

÷

Average Outstanding Shares (including dilutive securities such as stock options)

=

Diluted Earnings per Share

•	Operating Cash Flow (GAAP) (24.5%) reflects the amount of cash generated from our operations and is used as an additional measure of profitability. Operating cash flow is calculated as follows:

Net Income

+

Depreciation and Amortization

-

Deferred Expenses

+/-

Changes in Payables and Receivables

=

Operating Cash Flow

•	Revenue Growth (10.5%) is a measure of how quickly our business is growing and reflects the percentage of planned increase in revenues achieved.

•	Non-Financial Metrics (Weighted 30%)*

•	Safety(7.5%)

•	Environmental (7.5%)

•	Customer Satisfaction (7.5%)

•	Business Transformation (4.5%)

•	Diversity(3.0%)

*	These outcomes are based on a combination of surveys, end-of-year results, data and other annual reports (see Attachment A at the back of this brochure).

Please note that AIP funding for all employees (regardless of role or position) will depend on how well the Company achieves its financial goals as well as non-financial goals.

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The financial and non-financial metrics are added together to determine the Corporate Multiplier. So, even if certain metrics are not achieved, the funding may be reduced, but not eliminated altogether. However, if the Company’s financial performance does not meet the threshold, the Corporate Multiplier will be reduced to zero, which would eliminate your award payout (as indicated in the examples on page 10). The Corporate Multiplier (and thus funding for payouts) may be adjusted to take into account “uncontrollable events” including — but not limited to — severe weather conditions that significantly impact financial results (i.e., hurricanes), impairment charges, dissolution or acquisition of businesses or costs related to public offerings.

Step 2: Allocate overall corporate funding to organizational groups/ functional areas, and adjust specific organizational groups/functional area funding to reflect results

Once the overall corporate funding is determined as described under Step 1, senior management will allocate the Corporate funding to American Water’s organizational groups and functional areas. The funding for each organizational group/functional area may be increased or decreased, at senior management’s discretion, to reflect specific organizational group/functional area results.

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Step 3: Determine individual AIP award based on (a) individual performance, and (b) available organizational group/functional area funding; awards are paid from applicable organizational group/functional area award pool

Your AIP target award (i.e., your award opportunity) is based on your role or position with the Company and is expressed as a percentage of your base salary. Your actual award payout may be higher or lower than target depending on whether individual and Company performance goals have been met, and your organizational group’s/functional area’s results. Contact your manager for information on your individual AIP Target Award.

The Individual Performance Factor represents how well you achieve your annual individual performance goals. Your Individual Performance Factor can range from 0% to 200%, depending on your performance for the plan year and the amount of organizational group/functional area funding available. This performance factor will then be multiplied by your Target Award to determine your 2009 AlP award payout. Individual payouts will be capped at 200% of AIP target award.

Individual AIP awards are then paid from the applicable organizational group/functional area award funding. The sum of all individual awards within a given organizational group/functional area may not exceed its allocated pool of dollars.

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WHAT THE 2009 AIP MEANS FOR YOU

Performance Ratings

The better you perform, the greater your potential award will be under the Plan. It is your responsibility to maximize your award opportunity by achieving or exceeding your goals.

Each year, you and your manager identify four to six high priority and challenging performance targets, which represent where you can directly impact the Company’s success. These performance targets and their weightings should be specific, measurable and aligned with the Company’s performance targets. During your year-end performance review, you and your manager will discuss how well you performed against the established targets, and rate your performance using one of the following performance ratings:

2009 Performance Rating Scale

Rating	Description
Exceptional	Contributions are widely recognized as extraordinary. Results far exceed all defined expectations, producing important and substantial impact on the Company, Division, Operating Company, Line of Business or Function.

Significant	Contributions are recognized as distinguished. Results exceed all or most expectations, producing a tangible and material impact on the Company, Division, Operating Company, Line of Business or Function.

Commendable	Contributions are recognized as meaningful. Results meet, and in some cases exceed expectations, producing a positive and desirable impact on the Company, Division, Operating Company, Line of Business or Function.

Adequate	Contributions are recognized as limited. Results fall slightly short of expectations, producing inconsistent and marginal impact on the Company, Division, Operating Company, Line of Business or Function.

Unacceptable	Contributions are recognized as unsatisfactory. Results fall considerably short of expectations, producing negligible or no impact on the Company, Division, Operating Company, Line of Business or Function.

Too Soon to Rate	Contributions cannot be measured at this time because more time is needed to see a result.

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Later, during the AIP process, your manager will use your rating to determine your Individual Performance Factor. Depending on how you performed during the year, you could potentially earn a higher payout than in previous years — or you could earn a lower payout or no payout at all (as the examples on the following page demonstrate). In other words, the new AIP design gives you more power than ever before to impact the size of your award. It also means that you are more accountable than ever before for meeting your goals.

Award Payout Examples

Let’s calculate possible award payouts for a sample AIP participant, under four possible scenarios:

AIP Participants Assumptions

Salary level	L07
Annual Base Salary	$90,000
Individual AIP Target	$13,500 (15% of Base Salary)
Total of all AIP target	$20,000,000
Total AIP for Organizational Group	$2,000,000

	Performance
	Scenario 1	Scenario 2	Scenario 3	Scenario 4
• Company	Above Target	Target	Threshold	Below Threshold
• Financial Performance Factor	1.39	0.94	0.50	0.00
• Non-Financial Performance Factor	0.77	1.12	0.50	0.00

• Individual	Adequate	Significant	Adequate	Commendable
• Individual Performance Factor	0.80	1.50	0.40	1.00

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	Scenario 1	Scenario 2	Scenario 3	Scenario 4
STEP 1: Establish corporate funding based on overall corporate performance
Total of AIP Targets (A)	$20,000,000	$20,000,000	$20,000,000	$20,000,000
Financial Performance Factor (i) (70% weight)	1.39 x 0.70 = 0.97	0.94 x 0.70 = 0.66	0.50 x 0.70 = 0.35	0.00 x 0.70 = 0.00
Non–Financial Performance Factor (ii) (30% weight)	0.77 x 0.30 = 0.23	1.12 x 0.30 = 0.34	0.50 x 0.30 = 0.15	0.00 x 0.30 = 0.00
i + ii = Corporate Multiplier (B)	1.20	1.00	0.50	0.00
A x B = Corporate Funding	$20,000,000 x 1.20 =$24,000,000	$20,000,000 x 1.00 =$20,000,000	$20,000,000 x 0.50 =$10,000,000	$20,000,000 x 0.00 = $0

STEP 2: Allocate overall corporate funding to organizational groups/functional areas; adjust specific organizational area funding to reflect results
Organizational group pool (C) (Allocated from corporate funding)	$2,400,000	$2,000,000	$1,000,000	$0
Organizational Group Adjustment (D)	1.00 (Target)	.80 (Below Target)	1.20 (Above Target)	1.00 (Target)
C x D = Organizational Group Pool (adjusted based on results)	$2,400,000 x 1.00 =$2,400,000	$2,000,000 x 0.80 =$1,600,000	$1,000,000 x 1.20 =$1,200,000	$0 x 1.00 = $0

STEP 3: Determine individual award based on individual performance and available organizational group/functional area funding; awards are paid from applicable organizational group/functional area award pool
Individual AIP Target (E)	$13,500	$13,500	$13,500	$13,500
Individual Performance Factor (F) (Range of 0 - 2.00)	0.80 (Adequate)	1.50 (Significant)	0.40 (Adequate)	1.00 (Commendable)
ExF = Individual Award	13,500 x 0.80 = $10,800 (80% of AIP target)	13,500 x 1.50 = $20,250 (150% of AIP target)	13,500 x 0.40 = $5,400 (40% of AIP target)	13,500 x 1.00 = $13,500 however, payout will be $0 since award pool = $0

As you can see, both company and individual performance can significantly impact your final payout. Also, remember that the sum of individual awards for a specific organizational group/functional area must equal the funding allocated to that organizational group/functional area.

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Please discuss the new AIP process with your manager to ensure you clearly understand how the new formula works and how your performance impacts your potential award payout.

Receiving Your AIP Award

Awards will be paid in cash by March 15 of the year following the year in which they are earned. If you’re eligible for an award payout, please keep in mind that:

•	The payout will be based on your salary as of December 14, 2009 and subject to all federal, state and local income tax withholdings.

•

You must be an active employee with American Water on the date the payout is made in order to receive the award. In certain circumstances, such as disability, retirement, layoff or death, an award may be made — prorated to reflect your service during the plan year.

•

If you are promoted during the plan year to a position with a higher AIP target level, or if you are reclassified to a position with a lower AIP target level, your award payout will be based on your new target level as of December 14, 2009.

•

The American Water Board, or its Designee, reserves the right to determine whether awards are payable to any individual or group of individuals; the Board may withhold all award payouts in certain circumstances.

Remember, it’s your performance — and your award: The contributions you make to American Water’s success throughout the year ultimately impact the size of your payout. Be sure to carefully review this brochure; then speak with your manager about the new AIP and about what you can do to improve your performance and share the financial rewards of American Water’s success.

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FREQUENTLY ASKED QUESTIONS

Question	Answer
Why is American Water making changes to the AIP?	American Water changed the AIP to allow us to differentiate and reward the performance of employees who contribute to the achievement of the Company’s goals. The 2009 AIP directly ties award payouts to measurable contributions (Company and individual) to American Water’s success.

Who is eligible for the AIP?	All full-time exempt employees are eligible to participate. If you join American Water on or before September 30, 2009, you are also eligible to participate in the plan on a prorated basis.

What do I have to do to receive an AIP award

If you are eligible for an AIP award opportunity, any payout you receive will depend largely on your performance, as well as on Company performance (including financial and non-financial), which determines funding.

If your performance is rated “Adequate” or higher, you may receive an award payout — but only if threshold Company performance metrics have been met. If your performance or Company performance falls below “Adequate,” you may receive a limited payout or no payout at all. To maximize your award opportunity, it’s important to meet with your manager to establish meaningful performance goals, then work hard throughout the year to achieve those goals.

How is my AIP target award opportunity determined? How can I find out what it is?	Your AIP target award opportunity is based on your role and expressed as a percentage of your base salary. Please see your manager to learn more about your target award opportunity for 2009.

How will my AIP award payout be calculated? How does this differ from the 2008 award calculation?

Your 2009 AIP award payout will be calculated using a formula that multiplies together your AIP target, and an Individual Performance Factor (which represents your performance), as follows: AIP Target Award x Corporate Multiplier x Organizational Group/Functional Area x Individual Performance Factor = AIP payout.

The size of the pool which funds your award is determined based on overall corporate performance, adjusted to reflect specific organizational group/functional area results. AIP funding for all employees, regardless of role or position, will depend on the Company achieving its non-financial as well as financial goals. Once individual awards are calculated, they are paid from the applicable organizational group/functional area funding.

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Question	Answer

Under the 2008 AIP, financial, non-financial and individual results were weighted and the results were added together to determine the final payout. Also, non-financial goals did not apply to all employees in all roles and positions.

All AIP payout are subject to approval by the American Water Board.

What is the minimum and maximum that could be paid under the plan (as a percent of target)?	AIP award payouts could range from zero, to a maximum of two times the participant’s target award (i.e., Individual Performance Factor of 200%). Payouts are capped at 200% of AIP target award.

Will I receive an award payout if I meet my individual performance goals but the Company does not achieve minimum (threshold) performance?	No. Award payout will be made only if both the Company and the individual have met the minimum (or threshold) performance goals for the year.

What happens if I leave American Water before I receive my award payout?	To receive the award payout to which you are entitled, you must be actively employed with American Water on the date the payment is to be made. If you are disabled, retire, experience a layoff or die during the plan year, you or your beneficiary may be eligible to receive an award, prorated to reflect your service during the year.

Do the AIP changes for 2009 affect my 2008 award?	No. The changes to the AIP for 2009 will be reflected in your March 2010 award payout.

What happens if I change job positions within American Water during the plan year?	If you are promoted during the plan year to a position with a higher AIP target level, or if you are reclassified to a position with a lower AIP target level, your award payout will be based on your salary and target level percentage as of December 14, 2009.

This brochure provides an overview of the 2009 American Water Annual Incentive Plan. The American Water Board or its Designee, whose decisions will be final and binding, will determine interpretations of the Plan. The Company reserves the right to amend, modify, or discontinue the Plan during the plan year or at any time in the future. Participation in the Plan does not convey any commitment to ongoing employment. If there are any differences between the information contained here and the Plan Document, the Plan Documents will govern.